Exhibit 8(x)
SUPPLEMENT TO PARTICIPATION AGREEMENT
(as amended and supplemented from time to time)
AMONG
DWS VARIABLE SERIES II (“DWSVS II”)
DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.
DWS SCUDDER DISTRIBUTORS, INC.
AND
THE INSURANCE COMPANY EXECUTING THIS DOCUMENT
The parties hereto agree that the Participation Agreement is amended to add the following additional Designated Portfolio(s) for such Separate Accounts and Contracts as may be necessary or appropriate in connection with pending reorganization(s) related thereto.

Acquired Portfolio	Surviving Portfolio to be
Currently a Designated	Added as a Designated
Portfolio	Portfolio	Class
Money Market VIP, a series of DWS Variable Series I	DWS Money Market VIP, a series of DWSVS II	A
IN WITNESS WHEREOF, each of the parties has caused this Supplement to be executed as of this 1st day of October, 2006.

Farmers New World Life Insurance		Deutsche Investment Management
Company		Americas, Inc.

By:	/s/ Brian F. Kreger	By:	/s/ Phillip Collora

Title:	VP & General Counsel	Title:	Director

DWS Variable Series II		DWS Scudder Distributors, Inc.

By:	/s/ Phillip Collora	By:	/s/ Phillip Collora

Title:	Vice President	Title:	Assistant Secretary